Exhibit 3.4

                         CERTIFICATE OF CHANGE IN NUMBER
                      OF AUTHORIZED SHARES OF COMMON STOCK
                                       OF
                           SECTOR COMMUNICATIONS, INC.

No. 4628-83

      THEODORE J. GEORGELAS and JEFF SHEAR certify and declare as follows:

      1. We are the Chairman of the Board and Secretary, respectively, of SECTOR COMMUNICATIONS, INC., a Nevada corporation, duly organized under the laws of the State of Nevada.

      2. To effectuate the change in the total number of shares of Common Stock that this corporation is authorized to issue under Article Fourth of the Articles of Incorporation (the "Change"), and pursuant to NRS 78.207 and NRS 78.209, we certify and declare:

            (a) The total number of shares of Common Stock that this corporation is currently authorized to issue is 50,000,000 shares, par value $.001 per share;

            (b) The total number of shares of Common Stock that this corporation shall be authorized to issue upon the effective date described below in this certificate shall be 40,000,000 shares, par value $.001 per share;

            (c) On or about the time of the Change, this corporation shall issue to each holder, at the time of the Change, of Outstanding Common Stock in this corporation, one new share of Common Stock in exchange for each 1.25 shares of Common Stock such stockholders held prior to the Change (the "Exchange").

            (d) Shareholders shall receive the payment of money, based upon the fair market value of the outstanding Common Stock of this corporation at the time of the Exchange, in lieu of any fractional shares of Common Stock in this corporation such shareholders may otherwise be entitled to receive as a result of the Exchange.

            (e) Pursuant to NRS 78.207, the approval of stockholders was not required for this Change;


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            (f) The Change described herein shall be effective on December 2,
1997 at 12:01 a.m., P.S.T.

      3. Pursuant to NRS 78.209, the provisions of the Articles of Incorporation of this corporation shall be deemed amended as hereinabove provided.

      4. Pursuant to NRS 78.207 and 78.209, the hereinabove amendment was unanimously adopted by the Board of Directors of this corporation by consent resolution dated November 18, 1997, setting forth the above change in the total number of shares of Common Stock that this corporation is authorized to issue and declaring its advisability.

      IN WITNESS WHEREOF, we have hereunto set our hands this 26th day of November, 1997, declaring and certifying that the facts stated above are true.

                                                /s/ Theodore J. Georgelas
                                                --------------------------------
                                                Theodore J. Georgelas,
                                                Chairman of the Board,
                                                President

                                                /s/ Jeff Shear
                                                --------------------------------
                                                Jeff Shear,
                                                Secretary


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